Exhibit 99.1

For further information:

George Relan

Mechanical Technology

(518) 533-2220

grelan@mechtech.com

MTI REPORTS SECOND QUARTER 2006 RESULTS

Albany, N.Y., August 9, 2006 -- Mechanical Technology Incorporated (NASDAQ: MKTY) today reports financial results for its second quarter ended June 30, 2006.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:30 a.m. (ET). The dial-in phone number for the conference call is (800) 659-2056 or international (617) 614-2714.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (888) 286-8010 or international (617) 801-6888 and, when prompted, entering pin code number 28758130.

Second Quarter Financial Results

For the three months ended June 30, 2006, the Company reported net loss of $3.222 million, or $(0.10) per diluted share, on revenues of $1.793 million while total cash used during the quarter totaled $0.266 million.  Revenues included $1.700 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $0.093 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with net loss of $2.793 million, or $(0.09) per diluted share, on revenues of $1.665 million - $1.285 million generated by MTI Instruments and $0.380 million generated by MTI Micro - for the same period of 2005.  The $0.415 million increase in MTI Instruments product revenue is the result of capacitance product sales, which have increased 18% since last year ($0.377 million in 2006 versus $0.319 million in 2005). Increases were also recorded totaling $0.249 million in aviation revenue and $0.087 million in semiconductor sales. There was also a $0.287 million decrease in funded research and development revenue at MTI Micro primarily due to the suspension of existing Department of Energy (DOE) funding for 2006 and the completion of other programs which were active in 2005.

Operating loss for the second quarter of 2006 increased by $0.688 million, to $4.961 million compared to $4.273 million for the same period in 2005. This increase includes positive and negative revenue and expense changes and the effects of the mandated adoption at the beginning of 2006 of the new accounting standard for share-based payments, which requires that the value of share-based compensation be estimated and recorded as an expense over the related service period. In the past, the Company only disclosed this information in its footnotes. These changes include: increased costs for non-cash share-based compensation of $1.229 million; increased costs in research and product development expenses totaling $0.081 million- primarily related to an increase in development costs at MTI Instruments for new product development and current product enhancement programs and personnel; decreased funded research and development revenues of $0.287 million; partially offset by an increase of $0.206 million in gross margins related to the MTI Instruments sales increase and product mix change; and cost savings in selling, general and administrative expenses (SG&A) totaling $0.703 million- primarily reflecting savings attributable to reduced employee costs .

Results for the second quarter of 2006 included a $2.544 million gain on the sale of securities available for sale compared to a $9.635 million gain for the same period in 2005.  Further, the second quarter of 2006 included no loss on derivatives while the comparable period in 2005 included a loss of $7.173 million.

For the quarter ended June 30, 2006, cash used in operations was $3.737 million while cash used for capital expenditures was $0.251million.

Six-Month Financial Results

For the six months ended June 30, 2006, MTI reported a net loss of $6.653 million or $(0.21) per diluted share, on revenues of $3.351 million.  Revenues included $3.213 million in product revenue generated by MTI Instruments and $0.138 million in funded R&D revenue generated by MTI Micro. This compares with a net loss of $8.847 million, or $(0.29) per diluted share, on revenues of $3.392 million during the same period of 2005, with $2.688 million in product revenue generated by MTI Instruments and $0.704 million in funded R&D revenue generated by MTI Micro. Product revenue increased by $0.525 million from the prior year period, primarily as the result of capacitance product sales, which have increased 65.2 % since last year ($1.031 million in 2006 versus $0.624 million in 2005) and are primarily due to new business and increased shipments to a distributor in Singapore. Increases were also recorded in aviation sales up $0.086 million due to commercial sales and in semi-conductor sales by $0.092 million while other sales were down $0.060 million. The decrease in funded R&D revenue of $0.566 million is primarily the result of suspension of existing DOE funding for 2006 and the completion of other programs which were active in 2005.

Operating loss for the six months ended June 30, 2006 increased by $0.720 million, to $9.562 million compared to $8.842 million for the same period in 2005. This increase includes positive and negative revenue and expense changes and the effects of the mandated adoption at the beginning of 2006 of the new accounting standard for share-based payments, which requires that the value of share-based compensation be estimated and recorded as an expense over the related service period. In the past, the Company only disclosed this information in its footnotes. These changes include: increased costs for non-cash stock-based compensation of $1.579 million; an increase of $0.379 million in gross margins related to the MTI Instruments sales increase and product mix change; cost savings in selling, general and administrative expenses (SG&A) totaling $0.932 million- primarily reflecting savings attributable to reduced employee costs and decreased license payments; decreased costs in research and product development expenses totaling $0.114 million- primarily related to a decrease in development costs at MTI Micro for funded projects due to the change in active contracts from 2005 to 2006; and decreased funded research and development revenues of $0.566 million.

Results for the first six months of 2006 included a $3.810 million gain on the sale of securities available for sale compared to a $9.635 million gain for the comparable 2005 period.  MTI recorded no loss on derivatives during the first six months of 2006 compared to a loss of $10.407 million on derivative accounting for the comparable period in 2005 when the derivative was exercised in full.

For the six months ended June 30, 2006, cash used in operations was $7.124 million while cash used for capital expenditures was $0.513 million.

See the attached financial highlights for the Company's second quarter ended June 30, 2006.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI Micro's plans under its strategic alliance agreements with its fuel refill partner and its consumer OEM; future prospects and applications for fuel cell systems; MTI's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; the market potential for and progress MTI Micro is making in developing its Mobion® fuel cells; the significance of any contracts or grants that MTI Micro received or may receive; the timing or success of market entry by MTI Micro; MTI Micro's ability to meet its stated milestones on time, if at all; MTI, MTI Micro's and MTI Instruments' ability to increase or maintain sales into commercial, military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all; MTI Micro's ability to remain a leader in advancing codes and standards; and the importance of any patents or codes and standards. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs; Samsung's ability to terminate its agreement with MTI Micro; and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K and Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$9,920	$11,230
Securities available for sale	13,029	18,947
Accounts receivable	1,565	998
Other receivables - related parties	-	3
Inventories, net	956	1,058
Prepaid expenses and other current assets	740	451
Total Current Assets	26,210	32,687
Long Term Assets:
Property, plant and equipment, net	2,420	2,495
Deferred income taxes	4,082	6,085
Total Assets	$32,712	$41,267

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 425	$ 375
Accrued liabilities	2,429	1,672
Accrued liabilities - related parties	-	2
Income taxes payable	110	65
Deferred income taxes	4,082	6,108
Total Current Liabilities	7,046	8,222

Long-Term Liabilities:

Total Liabilities	7,046	8,222

Commitments and Contingencies
Minority interests	175	129

Shareholders' Equity	25,491	32,916
Total Liabilities and Shareholders' Equity	$32,712	$41,267

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,700	$ 1,285	$ 3,213	$ 2,688
Funded research and development revenue	93	380	138	704
Total revenues	1,793	1,665	3,351	3,392
Operating costs and expenses:
Cost of product revenue	726	517	1,265	1,119
Research and product development expenses:
Funded research and product development	130	1,057	340	2,112
Unfunded research and product development	3,122	1,856	5,472	3,461
Total research and product development expenses	3,252	2,913	5,812	5,573
Selling, general and administrative expenses	2,776	2,508	5,836	5,542
Operating loss	(4,961)	(4,273)	(9,562)	(8,842)
Loss on derivatives	-	(7,173)	-	(10,407)
Gain on sale of securities available for sale	2,544	9,635	3,810	9,635
Other income, net	67	109	138	209
Loss before income taxes and minority interests	(2,350)	(1,702)	(5,614)	(9,405)
Income tax expense	(1,044)	(1,472)	(1,613)	(263)
Minority interests in losses of consolidated subsidiary	172	381	574	821
Net loss	$ (3,222)	$ (2,793)	$ (6,653)	$ (8,847)

Loss per share (Basic and Diluted):
Loss per share	$ (0.10)	$ (0.09)	$ (0.21)	$ (0.29)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended
	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (3,737)	$ (3,798)
Purchases of property, plant and equipment	(251)	(250)
Net cash provided by investing activities	3,359	1,051
Net cash provided by financing activities	644	187
Increase (decrease) in cash and cash equivalents	266	(2,560)
Cash and cash equivalents - beginning of period	9,654	18,418
Cash and cash equivalents - end of period	9,920	15,858

	As of
Other Information:	June 30, 2006	Dec. 31, 2005

Shares held:

Plug Power Inc.	2,789,936	3,693,436